Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Jamie Fulmer- (864) 342-5633
jfulmer@advanceamerica.net

Advance America Announces the Closing of 39 Centers

SPARTANBURG, S.C., September 23, 2008– Advance America, Cash Advance Centers, Inc. (NYSE: AEA) today announced that it will close all 30 Centers it operates in Arkansas.  The company has also completed the previously announced closure of all 9 Centers that it had operated in New Mexico.  The decision to close these Centers is the result of recent regulatory and legislative actions that prevent the Company from continuing to operate in an economically viable manner in those states.

In Arkansas, the Attorney General and the State Board of Collections have made regulatory decisions that do not allow the Company to operate profitably in that state. The Company has worked closely with the Attorney General’s office on this matter, and reached agreement that no further legal action would be forthcoming.

In March of 2008, Advance America was one of 60 companies operating in Arkansas under the Arkansas Check Cashers Act that received a letter from the Attorney General of that state demanding that the Company cease and desist offering deferred presentment transactions. In response, the Company stopped offering deferred presentment transactions in Arkansas, and began offering consumer loans at interest rates below the applicable Arkansas usury cap.  On September 16, 2008, the Company received a notice from the State Board of Collections that the Board had determined the Company continued to be engaged in the business of making deferred presentment transactions.

Commenting on the closure of its Centers in Arkansas, Advance America’s President and Chief Executive Officer Ken Compton said, “We respectfully disagree with the interpretations of the law by the Attorney General and the State Board of Collections. We have always strictly adhered to all applicable laws in Arkansas, under the supervision of state regulators, as we do in all of the states where we operate. Indeed, there has been no determination by any Arkansas court that Advance America’s practices ever violated state law. Still, after lengthy discussions with the Attorney General’s office, we have determined that it is in the best interest of both parties to avoid litigation and to resolve this matter at this time.”

For the three and six months ended June 30, 2008, total revenues generated from the Company’s operations in Arkansas were approximately $822,000 and $2,351,000, respectively, representing 0.5% and 0.7%, respectively, of the Company’s total revenues for those periods.  For the three and six months ended June 30, 2008, the Center gross loss from the Company’s operations in Arkansas were $576,000 and $398,000.  The Company estimates that the costs associated with closing its operations in Arkansas will be approximately $900,000.

In addition, in August 2008, the Company completed the previously announced closure of all 9 Centers it operated in New Mexico.   Legislation that institutes unwarranted limits on fees and interest related to all consumer loans in that state created a prohibitive environment for the Company, and precludes its ability to sustain a profitable business.

For the three and six months ended June 30, 2008, total revenues from operations in New Mexico were approximately $124,000 and $224,000, respectively.  For the three and six months ended June 30, 2008, the Center gross loss in New Mexico were approximately $194,000 and $425,000, respectively.  The Company estimates that the costs associated with closing its operations in New Mexico will be approximately $100,000.

“We regret that the elimination of a regulated and market-based credit option in Arkansas and New Mexico will, unfortunately, leave tens of thousands of consumers without a simple, sensible and responsible avenue for managing short-term financial challenges,” Mr. Compton said.

After the closings in Arkansas and New Mexico, the Company will operate over 2,800 Centers in 33 states, Canada, and the United Kingdom.

About Advance America:

Founded in 1997, Advance America, Cash Advance Centers, Inc. is the country’s leading provider of payday cash advance services with approximately 2,820 Centers and 82 limited licensees in 33 states, the United Kingdom, and Canada.   The Company offers convenient, less-costly credit options to consumers whose needs are not met by traditional financial institutions. The Company is a founding member of the Community Financial Services Association of America (CFSA), whose mission is to promote laws that provide substantive consumer protections and to encourage responsible industry practices.

Forward-Looking Statements and Information:

Certain statements contained in this release may constitute “forward-looking statements” within the meaning of federal securities laws. All statements in this release other than those relating to our historical information or current condition are forward-looking statements. For example, any statements regarding our future financial performance, our business strategy, and expected developments in our industry are forward-looking statements. Although we believe that the current views and expectations reflected in these forward-looking statements are reasonable, those views and expectations and the related statements are inherently subject to risks, uncertainties, and other factors, many of which are not under our control and may not even be predictable. Therefore, actual results could differ materially from our expectations as of today and any future results, performance, or achievements expressed directly or impliedly by the forward-looking statements. For a more detailed discussion of some of the factors that may cause our actual results to differ from our current expectations, please refer to the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, copies of which is available from the Securities and Exchange Commission, upon request from us, or by going to our website: www.advanceamericacash.com.